Exhibit 10.12
FORM OF AMENDMENT TO
EMPLOYMENT AGREEMENT
     This AMENDMENT to the Employment Agreement (the “Agreement”) entered into as of [date of Agreement] by and between [name of Executive] (the “Executive”) and THE ST. JOE COMPANY, a Florida corporation (the “Company”), shall be effective as of December 7, 2009.
     WHEREAS, the Company and the Executive previously entered into the Agreement in order to establish the terms and conditions of the Executive’s employment with the Company, and previously adopted [description of any prior amendment];
     WHEREAS, the Company and Executive have the power to further amend the Agreement and now wish to do so;
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Executive and the Company, intending to be legally bound, hereby amend the Agreement as follows:
     1. The definition of “Good Reason” in Section 1 of the Agreement is hereby amended in its entirety as follows:
     “Good Reason” means the Executive’s termination of the Executive’s employment for any one or more of the following reasons without the Executive’s express written consent: (a) a significant diminution in the Executive’s position, authority, comparable duties or responsibilities, excluding for these purposes (but provided this list shall not be deemed to constitute an exclusive list): (i) an isolated, insubstantial or inadvertent action not taken in bad faith that is remedied by the Company within thirty (30) days after receipt of written notice thereof given by the Executive as provided in Section 5.4 below, (ii) a change in the person to whom (but not the position to which) the Executive reports, or (iii) the Executive ceasing to be an executive officer subject to Section 16(b) of the Exchange Act; (b) a material failure by the Company to comply with any of the provisions of Section 4 of this Agreement (including during a Change of Control Period only: (i) adopting a bonus plan that does not have substantially similar terms and payments for comparable performance, and (ii) providing Welfare Benefit Plans, Vacation and Fringe Benefits and Perquisites that are in the aggregate materially less favorable to the Executive than those in effect 90 days before the Change of Control) other than an isolated, insubstantial or inadvertent failure not occurring in bad faith that is remedied by the Company within thirty (30) days after receipt of written notice thereof given by the Executive as provided in Section 5.4 below; (c) the Company’s requiring the Executive to be based at any office or location more than 50 miles from the location where the Executive was employed on the Effective Date and in no event shall the Executive be required to travel outside such location more often than 150 days in any calendar year; (d) any purported termination by the Company of the

Executive’s employment otherwise than as expressly permitted by this Agreement; or (e) any failure by the Company to comply with and satisfy Section 9.3 of this Agreement.
     2. Section 5.4 of the Agreement is hereby amended in its entirety as follows:
     Termination by Executive for Good Reason. The Executive may terminate his/her employment hereunder for Good Reason by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. Such notice must be given within ninety (90) days after the initial occurrence of the conduct of the Company that constitutes the Good Reason for the termination for Good Reason to be effective. Such termination shall be effective immediately upon the giving of notice, if the Company conduct constituting the Good Reason is not subject to cure, or at the end of the cure period if such conduct is subject to cure but has not been cured by the end of such period. The failure by the Executive to set forth in the Notice of Termination for Good Reason any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing the Executive’s rights hereunder.
     3. The provisos at the end of Sections 6.4(a), 6.4(b), 6.5(b) and 6.5(c) of the Agreement are each hereby deleted in their entirety and replaced in each case with the phrase, “subject to Section 10.6 below.”
     4. Section 10.5 of the Agreement is hereby amended in its entirety as follows:
     Payment of Gross-Up Payments. Notwithstanding any provision of this Agreement to the contrary, any Gross-Up Payment due to the Executive under this Agreement shall not be made until Executive has terminated his employment with the Company. Executive shall be paid the initial Gross-Up Payment due to him under this Agreement, if any, in a single sum, within five days after the later of (i) the receipt of the Accounting Firm’s determination, or (ii) Executive’s Date of Termination, subject to Section 10.6 below. All Gross-Up Payments by the Company to Executive under this Agreement shall be paid in any event no later than the last day of the Executive’s taxable year following the taxable year in which the Executive remits the taxes to which a payment to the Executive by the Company relates.
     5. Section 10.6 of the Agreement is hereby amended in its entirety as follows:
     Code Section 409A.
     (a) This Agreement and the amounts payable hereunder are intended to qualify for an exemption from, or alternatively to comply with the requirements of, Section 409A of the Code, and shall be interpreted in accordance with such intent. Notwithstanding the foregoing, to the extent any amount payable hereunder is subject to taxes, penalties or interest under Section 409A of the Code, Executive shall be solely liable for the payment of any such taxes, penalties or interest.
     (b) The payment of each amount payable under the Agreement shall be deemed a separate “payment” for purposes of Section 409A of the Code.
     (c) With respect to any amount payable hereunder that is subject to Section 409A of the Code, the following provisions shall apply:
          (i) For any such amount that is payable on the Executive’s termination of employment, references to the Executive’s termination of employment, Date of Termination and other similar terms shall mean the Executive’s “separation from service” (or the date thereof) as defined in Section 1.409A-1(h) of the U.S. Treasury Regulations, as amended, applying the default terms thereof;
          (ii) For any such amount that is payable on account of the Executive’s termination of employment occurring at a time when the Executive is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code), if the payment of such amount would otherwise occur within the first six months following the Executive’s Date of Termination, then the payment of such amount shall be delayed without interest until, and paid in a lump sum together with all other such delayed amounts on, the earlier of (x) the date which is six months following the Executive’s Date of Termination and (y) the date of the Executive’s death. The determination of whether the Executive is a “specified employee” within the meaning of Section 409A of the Code as of his Date of Termination shall be determined by the Company under procedures adopted by the Company; and
          (iii) For any such amount that is a reimbursement of expenses incurred or an in-kind benefit (within the meaning of Section 409A of the Code), the reimbursement or the in-kind benefit shall be made or provided in accordance with the requirements of Section 409A of the Code.
     6. The Agreement, as amended hereby, shall remain in full force and effect.
     IN WITNESS WHEREOF, the Executive and the Company have executed and delivered this Amendment on the date(s) set forth below.

THE ST. JOE COMPANY

Date:	By:

EXECUTIVE

Date:	By: